UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2015

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2015, Patriot National, Inc. (“Patriot National”) and Vikaran Technology Solutions, Inc. (“VTS”), a wholly owned subsidiary of Patriot National, entered into an agreement and plan of merger (the “Merger Agreement”) with Vikaran Solutions, LLC, an Illinois limited liability company (“Vikaran”), and certain members of Vikaran, pursuant to which Vikaran was merged with and into VTS. The merger closed on April 17, 2015 for a purchase price of $8,500,000 paid in cash at closing.

In connection with the Vikaran transaction, Patriot National also entered into a definitive agreement to purchase all of the outstanding stock of Mehta and Pazol Consulting Services Private Limited, an Indian private limited company (“MPCS”). MPCS is Vikaran’s software development center located in Pune, India. The MPCS transaction is expected to close on or about April 30, 2015. The purchase price for MPCS is expected to be approximately $1,500,000.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement itself, which is filed hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are attached to this Current Report on Form 8-K.

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger dated as of April 17, 2015 by and among Patriot National, Inc., Vikaran Technology Solutions, Inc., Vikaran Solutions, LLC and certain members of Vikaran Solutions, LLC.

99.1	Press Release dated as of April 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: April 20, 2015	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger dated as of April 17, 2015 by and among Patriot National, Inc., Vikaran Technology Solutions, Inc., Vikaran Solutions, LLC and certain members of Vikaran Solutions, LLC.

99.1	Press Release dated as of April 20, 2015